UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
     of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 001-14917

                                  MIH LIMITED
                          --------------------------

            (Exact name of registrant as specified in its charter)

   JUPITERSTRAAT 13-15, 2132 HC HOOFDDORP, THE NETHERLANDS, +31-23-556-2000
-----------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            CLASS A ORDINARY SHARES
            -------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     NONE
 ----------------------------------------------------------------------------
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [ ]      Rule 12h-3(b)(1)(i)     [ ]
          Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(1)(ii)    [ ]
          Rule 12g-4(a)(2)(i)    [X]      Rule 12h-3(b)(2)(i)     [X]
          Rule 12g-4(a)(2)(ii)   [ ]      Rule 12h-3(b)(2)(ii)    [ ]
                                          Rule 15d-6              [ ]

          Approximate number of holders of record as of the certification or notice date: 1

          Pursuant to the requirements of the Securities Exchange Act of 1934, MIH Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 20, 2002                        By: /s/ Stephen F. Ward
                                                    -------------------------
                                                       Stephen F. Ward
                                                       Director